UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Summer Infant, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 1, 2016

To Summer Infant Stockholders:

This supplement provides updated information with respect to the 2016 Annual Meeting of Stockholders of Summer Infant, Inc. (the “Annual Meeting”) to be held on August 3, 2016.

It is with deep regret that we inform you that Richard Wenz, a director of Summer Infant, Inc. since 2007 and our Lead Director, passed away on June 29, 2016.  In light of his death, Mr. Wenz, who was named as a nominee for re-election as a director in the proxy statement for the Annual Meeting mailed to our stockholders on or about June 17, 2016 (the “Proxy Statement”), is removed as a nominee.  While pursuant to the procedures outlined in the Proxy Statement, our Board of Directors may nominate a substitute candidate for election, the Board does not anticipate selecting a replacement nominee prior to the Annual Meeting.

Any votes cast for Mr. Wenz will be disregarded and not be counted.  It is not necessary for you to re-vote your shares if you have already voted or to obtain a new proxy card if you have not yet voted.  Any stockholder of record who may desire to re-vote or change a previously executed proxy may, however, do so by following the procedures set forth in the Proxy Statement.

SUMMER INFANT, INC.
1275 Park East Drive
Woonsocket, Rhode Island 02895